UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

FormFactor, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commitment to Independence

Board Independence and Election of Richard DeLateur

[] The Board of Directors of FormFactor believes that a
majority of the directors of the
Company should be independent.

[] Currently four out of six directors are independent
under SEC and Nasdaq rules.

[] Prior to joining the FormFactor Board, one of our
independent directors, Richard DeLateur,
stepped in to serve as our CFO from May 2010 to May 2011 to
help begin the Company's
turn-around process.
-- Mr. DeLateur joined the Board in May 2011 after stepping
down from the CFO role when the Company appointed its
current CFO.
-- Because Mr. DeLateur's CFO service concluded more than
three years ago, it does not impair Mr. DeLateur's
independence under SEC and Nasdaq rules, although certain
proxy advisory services impose a 5-year standard, which
will not be satisfied until FormFactor's 2016 annual
meeting.
-- The Board has specifically determined, considering all
relevant facts and circumstances, that Mr. DeLateur is
independent.

Board Action

[] The Board recently voted to increase the authorized size
of the Board from six to seven members
[] The Board has initiated a search for an additional
independent director, and will place particular
emphasis on identifying candidates who will add to the
diversity of backgrounds and skills
represented on the Board. The Board hopes to conclude the
search in the current quarter.
[] Once the new independent director is added to the
Board:
-- Five out of seven of the Board members will be
independent under SEC and Nasdaq standards; and
-- Four out of seven will be independent under the proxy
advisory service standards, with five out of seven
meeting this 5-year standard by the 2016 annual meeting.

[C]2014 FormFactor Inc. | Confidential -- Proprietary

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